April 4, 2001

To the Stockholders of Elcom International, Inc.:

     The Annual Meeting of Stockholders of Elcom International, Inc. will be held at 10:00 A.M. (EDT), on May 10, 2001, at the Occasions Banquet Facility, 1369 Providence Highway, Norwood, Massachusetts.

        We will be reporting on your Company's activities and you will have an opportunity to ask questions about our technology and operations.

     The Board of Directors hopes that you are planning to attend the Annual Meeting personally, and we look forward to greeting you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Elcom International, Inc., I would like to thank you for choosing to be a stockholder of our Company. We appreciate your continued support and confidence.

                                        Sincerely yours,

                                        /s/ Robert J. Crowell

                                        Robert J. Crowell
                                        Chairman and Chief Executive Officer

                           ELCOM INTERNATIONAL, INC.
                  10 Oceana Way, Norwood, Massachusetts 02062


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 2001


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Elcom International, Inc. (the Company) will be held at the Occasions Banquet Facility, 1369 Providence Highway, Norwood, Massachusetts, on May 10, 2001 at 10:00 A.M. (EDT), for the following purposes:

1. To fix the size of the Board of Directors at six and to elect the Directors of the class whose term of office will otherwise expire in 2001 for a three-year term ending at the Annual Meeting of Stockholders in 2004;

2. To ratify, approve and adopt The 2001 Stock Option Plan of Elcom International, Inc., as amended and restated; and

3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof.

     Holders of record of shares of Common Stock as of the close of business on March 19, 2001 are entitled to receive notice of and to vote at the Annual Meeting of Stockholders.

     It is important that your shares be represented at the Annual Meeting. For that reason we ask that you promptly sign, date and mail the enclosed Proxy Card in the return postage paid envelope provided. Stockholders who attend the Annual Meeting may revoke their Proxies and vote in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Peter A. Rendall

                                        Peter A. Rendall
                                        Secretary

Norwood, Massachusetts,
April 4, 2001

                           ELCOM INTERNATIONAL, INC.
                  10 Oceana Way, Norwood, Massachusetts 02062



                                PROXY STATEMENT

                        Mailed on or about April 4, 2001

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2001
                              --------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Elcom International, Inc., a Delaware corporation (the Company), to be used at the 2001 Annual Meeting of Stockholders (the Annual Meeting) of the Company to be held on May 10, 2001, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement.

     The accompanying Proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the Proxy, it will be voted FOR fixing the size of the Board of Directors at six and the election of the individuals nominated for election to the Board of Directors, and FOR the ratification, approval and adoption of The 2001 Stock Option Plan of the Company, as amended and restated. A stockholder may revoke a Proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company or by delivery of a duly executed Proxy bearing a later date.

        The costs of soliciting Proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the Company's Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, mail and personal interview.

        The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on March 19, 2001. On that date, there were 30,901,698 shares of Common Stock of the Company outstanding and entitled to vote. The Company's Certificate of Incorporation does not provide for cumulative voting rights, and each share of Common Stock is entitled to one vote.

        At the Annual Meeting, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company's By-Laws, the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by Proxy, constitute a quorum. The shares represented at the Annual Meeting by Proxies, which are marked, with respect to the election of Directors, withheld or, with respect to the other proposal, abstain, will be counted as shares present for the purpose of determining whether a quorum is present. Under applicable rules, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Pursuant to such rules, brokers that do not receive instruction are entitled to vote with respect to fixing the size of the Board of Directors and the election of Directors, but not with respect to the proposal to ratify, approve and adopt The 2001 Stock Option Plan of the Company, as amended and restated. Under applicable Delaware law, if a broker returns a Proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining a quorum.

        Pursuant to the Company's By-Laws, at the Annual Meeting, a plurality of the votes cast by the shares entitled to vote and present in person or represented by Proxy is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of Directors, so long as a plurality of the votes cast are cast for the Director nominees.

     In the case of the proposal to ratify, approve and adopt The 2001 Stock Option Plan of the Company, as amended and restated, the affirmative vote of the majority of the votes cast by shares of Common Stock entitled to vote on this matter and present in person or represented by Proxy at the Annual Meeting is required to approve this proposal and a vote may be cast for, cast against or abstained from, this proposal. Abstentions will count as present for purposes of this proposal and will have the effect of a vote against the proposal. Broker non-votes are not considered shares entitled to vote on this matter and therefore, will have no effect on the outcome of this proposal, so long as a majority of the votes cast are cast for this proposal.

     Unless otherwise directed, the persons named in the accompanying proxy will vote FOR fixing the size of the Board of Directors at six and the election of the Director nominees and FOR the ratification, approval and adoption of The 2001 Stock Option Plan of the Company, as amended and restated.

     All other questions and matters brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or represented by Proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate of Incorporation or By-Laws of the Company. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against such proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and therefore, will have no effect on the outcome of any such proposal.

                             ELECTION OF DIRECTORS

        The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. At the Annual Meeting, two Directors will be elected to serve a three-year term until the Annual Meeting in 2004 and until successors have been duly elected and qualified. The Nominating Committee of the Board of Directors has submitted that the size of the Company's Board of Directors be fixed at six, as currently established, and has nominated Robert J. Crowell and William W. Smith to stand for election as Directors at the Annual Meeting. Mr. Crowell and Mr. Smith are presently Directors of the Company.

        Unless otherwise directed, the persons named in the accompanying Proxy will vote for fixing the size of the Company's Board of Directors at six and for the election of the nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death or inability to act of the nominees, the Proxies will be voted for the election as a Director of such other person as the Board of Directors or its Nominating Committee may recommend. In no event will the accompanying Proxy be voted for more than two nominees or for persons other than those named below and any such substitute nominee.

     The following tables list the nominees for election at the Annual Meeting and those Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual.

Nominee For Election At The 2001 Annual Meeting

       NAME                 AGE         POSITION
--------------------------------------------------------------------------------
Robert J. Crowell           49          Chairman of the Board of Directors and
                                        Chief Executive Officer of the Company

William W. Smith (1)(2)(3)  49          Vice Chairman and a Director of the
                                        Company
--------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Nominating Committee.



     Robert J. Crowell, the Company's founder, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1992. Mr. Crowell has founded and managed several companies since 1977. From May 1990 to April 1992, he was the Chairman, and from May 1990 to January 1992, Chief Executive Officer also, of JWP Information Services, Inc., a subsidiary of JWP INC. (JWP), with approximately $1.4 billion in 1992 revenues. From 1983 to 1990, Mr. Crowell was the Chairman and Chief Executive Officer of NEECO, Inc. ("NEECO"), a publicly-held national PC reseller which was acquired by JWP (forming JWP Information Services, Inc.) in May 1990 for approximately $100 million. From 1977 to 1983, Mr. Crowell founded and managed New England Electronics Co., Inc. (which was renamed NEECO and became a public company in 1986), and Microamerica Distributing Co., Inc. ("Microamerica"), a PC products distributor which Mr. Crowell founded in 1979 as a subsidiary of NEECO. Microamerica was later spun-off by its acquirer and subsequently merged with Softsel to form Merisel, a PC products distributor. Mr. Crowell also founded Professional Software, Inc. in 1980, a PC-based word processing and database software company ("Professional Software"), which was sold in 1986. Mr. Crowell holds a Magna Cum Laude Bachelor of Science degree in Accounting from the University of Massachusetts and is a Vietnam veteran.


     William W. Smith has been Vice Chairman and a Director of the Company since March 1993. Mr. Smith develops real estate and has been semi-retired since August 1991. Mr. Smith joined NEECO as a major stockholder in 1978 and served as Chief Financial Officer until its acquisition by JWP in May 1990. Mr. Smith continued to serve as Chief Financial Officer of JWP Information Services, Inc. until December 1990, then he served as a consultant until he retired in August 1991. Mr. Smith holds a Magna Cum Laude Bachelor of Science degree in Accounting from the University of Massachusetts and is a Vietnam veteran.

Vote Required

     The affirmative vote of a plurality of the shares of Common Stock voting in person or represented by proxy shall be required to elect the Director nominees. Unless otherwise directed, the persons named in the accompanying proxy will vote FOR the election of the Director nominees.

Directors Continuing In Office

       NAME                   AGE       POSITION
--------------------------------------------------------------------------------
John Ortiz (1) (2)            77        Class I Director of the Company

Richard J. Harries, Jr.(1)(3) 63        Class II Director of the Company
----------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of Nominating Committee.



     John W. Ortiz, a Director of the Company since December 1993, is a retired investor who was an executive at South Shore Bank where he was employed from 1942 to 1989, most recently as Senior Vice President and Group Head of Commercial Lending. Mr. Ortiz also presided as the president of the New England Chapter of Robert Morris Associates and as a director of the Massachusetts Higher Education Loan Corporation at times during his banking career. Mr. Ortiz is a graduate of Northeastern University's Bachelor of Arts program.


     Richard J. Harries, Jr., a Director of the Company since December 1993, rejoined IBM North America as a Business Partner Senior Sales Executive in 1997. During 1995 and 1996, Mr. Harries was a Director of Sales of the Institute for Software Advancement. From July 1992 to August 1995, upon retiring from IBM after twenty-five years of service, Mr. Harries worked as the general manager of Tascor; was a sales and marketing consultant; and was an independent distributor for Equinox, Inc. Prior thereto, from 1988 to July 1992, Mr. Harries served as a National Account Executive for IBM. During his career with IBM, Mr. Harries has held a number of executive marketing and sales management positions, including ten years of experience in IBM's National Distribution Division Reseller Channel where he was responsible for field sales and marketing programs. Mr. Harries holds a Bachelor of Arts Degree in Political Science and a Master of Arts Degree in Economics from Boston College.

Directors And Terms Of Office

     The By-Laws of the Company provide that the Board of Directors shall consist of such number of Directors, between five and fifteen, as are elected by the stockholders from time to time. The number of Directors is currently fixed at six. The Board is divided into three classes, with Directors serving three-year staggered terms. John W. Ortiz serves as a Class I Director, and holds office until the 2002 Annual Meeting of Stockholders; Richard J. Harries, Jr., serves as a Class II Director, and holds office until the 2003 Annual Meeting of Stockholders; and Robert J. Crowell and William W. Smith, serve as Class III Directors, and hold office until the 2001 Annual Meeting of Stockholders. Mr. Crowell and Mr. Smith are standing for re-election to a three-year term as Directors at the Annual Meeting. The Board has one open Class I Director seat, and one open Class II Director seat. The Board intends to fill both vacancies when suitable candidates are identified.


Committees Of The Board Of Directors

     The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and a Nominating Committee. The Compensation Committee has the authority to: (i) administer the Company's stock option plans, including the selection of optionees and the timing of option grants; (ii)
review and/or approve compensation and bonus payments made to Company Executives; and (iii) review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans. The Compensation Committee did not meet during 2000, as the Compensation Committees actions are generally taken by unanimous written consent. The members of the Compensation Committee are Messrs. Smith (Chairman), Harries and Ortiz.

        The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial control procedures and the adequacy of such internal control procedures. The Audit Committee met two times during 2000 and also conducted an additional meeting in early 2001 relative to the 2000 audit. On July 26, 2000, the Audit Committee appointed KPMG LLP as the Company's auditors for the 2000 calendar year audit. Messrs. Smith (Chairman) and Ortiz serve as the members of the Audit Committee. Each of the members of the audit committee satisfies the independence and financial literacy requirements of the National Association of Securities Dealers listing standards.

     The Nominating Committee considers the appropriate size of the Board of Directors, reviews potential candidates for election as Directors of the Company, and makes recommendations to the Board of Directors as to the size of the Board and nominees for election thereto. Messrs. Smith and Harries (Chairman) serve as the members of the Nominating Committee. The Nominating Committee does not consider stockholder nominations. The Nominating Committee did not meet during 2000, having taken its action by unanimous written consent.

     The Board of Directors met three times during the 2000 calendar year and each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period he served as a Director, and (ii) the total number of meetings held by Committees of the Board on which he served.


Director Compensation

     Except for the grant of stock options as set forth in the following paragraph, the Company's Directors are not compensated for any meetings that they attend, but are reimbursed for expenses that are incurred in attending such meetings.

1995 Non-Employee Director Stock Option Plan

        Non-employee Directors are entitled to participate in the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), adopted by the Board of Directors in October 1995, and approved by stockholders in November 1995. A total of 250,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides for an automatic grant of an option to purchase 5,000 shares of Common Stock to each non-employee Director serving as such on October 9, 1995 or for persons who become a non-employee Director thereafter, on their date of election or appointment as applicable. After the initial option is granted to the non-employee Director, he or she is automatically granted an option to purchase 5,000 shares on June 1 of each subsequent year that he or she is then a non- employee Director. Options granted under the Director Plan have a term of ten years. One-third of the shares subject to each option vest on each anniversary date of the grant of the option so long as the optionee continues to serve as a Director on such dates. The exercise price of the options is the fair market value per share of the Company's Common Stock on the date of the grant of the option, which was $14.25 per share and $8.13 per share for the 20,000 options granted pursuant to the Director Plan in 1996 and 1995, respectively. On June 1, 1998 and June 2, 1997, 20,000 additional options were granted under the Director Plan at per share prices of $4.25 and $5.875, respectively. On June 1, 1999, 15,000 options were granted under the Director Plan at a price of $6.00 per share. On June 30, 2000, 15,000 options were granted under the Director Plan at a price of $6.78 per share. The 1999 and 2000 grants were issued to Messrs. Harries, Ortiz and Smith, the Company's current non-employee Directors. At December 31, 2000, there were 80,000 options outstanding under the Director Plan.

Other Plan Information

        Certain of the Company's Plans provide for discretionary grants of options to non-employee Directors. On December 20, 1996, each of the non-employee Directors was granted an option to purchase 5,000 shares (an aggregate of 20,000 shares) under the Company's 1993 Stock Option Plan at $7.50 per share. On September 5, 2000, each director was granted an additional 10,000 options (an aggregate of 30,000 shares) under the 2000 Stock Option Plan at a price of $6.16 per share.

                   APPROVAL OF THE 2001 STOCK OPTION PLAN OF
                           ELCOM INTERNATIONAL, INC.

     On November 10, 2000, the Board of Directors approved the 2001 Stock Option Plan of Elcom International, Inc. covering 2,400,000 shares. On March 16, 2001, the Board of Directors amended and restated the 2001 Stock Option Plan of the Company to provide for greater flexibility with respect to provisions related to the vesting of options following an optionees cessation of employment by reason of a termination without cause. The stockholders will be asked at the Annual Meeting to ratify, approve and adopt The 2001 Stock Option Plan, as amended and restated (the 2001 Stock Option Plan). Pursuant to the 2001 Stock Option Plan, key personnel, which includes employees and outside directors of the Company or any affiliate, as well as other persons who render services as independent contractors to the Company, or any of its affiliates, who in the judgment of the Compensation Committee, are important to the successful operation of the Company or an affiliate, are eligible to receive stock options. Stock options may include non-qualified stock options (NQOptions), which may be granted to any key personnel, and/or, subject to shareholder approval of the 2001 Stock Option Plan, incentive stock options (ISOs), which may only be granted to employees of the Company or a subsidiary

        The Board of Directors believes that substantial benefits accrue to the Company from the granting of stock options to key personnel. Such options encourage employees to acquire a proprietary interest in the Company through stock ownership and thereby afford them a greater incentive to enhance the value of the Company's Common Stock through their own efforts in improving the Company's business. The granting of options also has proven instrumental in attracting and retaining key executives and other employees. Accordingly, the Company will, from time to time during the effective period of the 2001 Stock Option Plan, grant to such key personnel as may be selected to participate in the 2001 Stock Option Plan, options to purchase Common Stock on the terms and subject to the conditions set forth in the 2001 Stock Option Plan. The Company had approximately 438 employees as of December 31, 2000.

     The Board of Directors has submitted the 2001 Stock Option Plan for the ratification, approval and adoption of the stockholders in order to qualify certain grants made pursuant to the 2001 Stock Option Plan under Section 162(m) of the Internal Revenue Code, as well as allow for the granting of ISOs pursuant to the 2001 Stock Option Plan. If the 2001 Stock Option Plan is not ratified, approved and adopted by stockholders at the Annual Meeting, the 2001 Stock Option Plan will remain in effect; however, grants under the 2001 Stock Option Plan will be limited to NQOptions and named executive officers of the Company will not be eligible to receive grants under the 2001 Stock Option Plan.

     The full text of the 2001 Stock  Option Plan is attached  hereto as Exhibit
A. Important details about specific provisions of the 2001 Stock Option Plan are more fully described below, but the following summary is not intended to be complete and it is qualified in its entirety by reference to the 2001 Stock Option Plan.

Duration and Administration of the 2001 Stock Option Plan

     The 2001 Stock Option Plan is administered by the Compensation Committee of the Board (the Committee), presently comprised of Messrs. Harries, Ortiz and Smith. Members of the Committee must be persons who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code and who are "non-employee directors" under Rule16(b)(3) of the Securities Exchange Act of 1934. Subject to the terms and conditions of the 2001 Stock Option Plan, and in addition to the other authorizations granted to the Committee under the 2001 Stock Option Plan, the Committee shall have full and final authority in its absolute discretion to (a) select the optionees to whom options will be granted,
(b) determine the number of shares of Common Stock subject to any option, (c) determine the time when options will be granted, (d) determine the option price of Common Stock subject to an option, (e) determine the time when Common Stock subject to an option may be purchased, (f) prescribe the form of the option agreements governing the options which are granted under the 2001 Stock Option Plan and to set the provisions of such option agreements as the Committee may deem necessary or desirable provided such provisions are not contrary to the terms and conditions of the 2001 Stock Option Plan, (g) adopt, amend and rescind such rules and regulations as, in the Committee's opinion, may be advisable in the administration of the 2001 Stock Option Plan, and (h) construe and interpret the 2001 Stock Option Plan, the rules and regulations and the instruments evidencing options granted under the 2001 Stock Option Plan and to make all other determinations deemed necessary or advisable for the administration of the 2001 Stock Option Plan.

     As stated above, the Committee is authorized to interpret the 2001 Stock Option Plan and from time to time adopt any rules and regulations for carrying out the 2001 Stock Option Plan that it may deem advisable. Subject to the approval of the Board of Directors, the Committee may at any time amend, modify, suspend or terminate the 2001 Stock

Option Plan. In no event, however, without the prior approval of the Company's Stockholders, shall any action of the Committee or the Board result in: (a) amending, modifying or altering the eligibility requirements for those persons eligible for options; (b) increasing or decreasing, except as provided in
Section 6 of the 2001 Stock Option Plan, the maximum number of shares for which options may be granted; (c) decreasing the minimum option price per share at which options may be granted under the 2001 Stock Option Plan; (d) extending either the maximum period during which an option is exercisable or the date on which the 2001 Stock Option Plan shall terminate; or (e) changing the requirements relating to the Committee; except as necessary to conform the 2001 Stock Option Plan and/or the option agreements to changes in the Internal Revenue Code or other governing law.

     Any decision made or action taken by the Committee in connection with the administration, interpretation, and implementation of the 2001 Stock Option Plan and of its rules and regulations, shall, to the extent permitted by law, be conclusive and binding upon all optionees under the 2001 Stock Option Plan and upon any person claiming under or through such an optionee. Neither the Committee nor any of its members shall be liable for any action taken by the Committee pursuant to the 2001 Stock Option Plan. No member of the Committee shall be liable for the action of any other Committee member. The 2001 Stock Option Plan by its term expires on November 10, 2010 and no option shall be granted after the expiration of the 2001 Stock Option Plan.

Securities Subject to the 2001 Stock Option Plan

     Subject to the following, not more than 2,400,000 shares of Common Stock of the Company may be issued pursuant to the 2001 Stock Option Plan in the aggregate. The maximum number of shares of Common Stock for which options may be granted under the 2001 Stock Option Plan to any one individual in any one fiscal year of the Company is 150,000 shares. As of the date hereof, 1,309,010 options to purchase shares of Common Stock under the 2001 Stock Option Plan were granted. In the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Compensation Committee must make an appropriate adjustment in the options granted under the 2001 Stock Option Plan, and the aggregate number of shares reserved for issuance thereunder also shall be adjusted accordingly. If any option expires without having been fully exercised, the shares with respect to which such options have not been exercised will be available for further options as will any shares paid or withheld to satisfy an optionee's withholding tax or option payment liability. Under the 2001 Stock Option Plan, upon an optionees termination without cause, unless an option agreement contains differing terms with respect to vesting and exercisability which supercedes the provisions of the 2001 Stock Option Plan, all unexercisable portions of the optionees options vest and the optionee may exercise his or her options for up to 180 days following the date of termination. Any options that are ISOs must be exercised within 90 days after such termination, otherwise these options will receive the tax treatment offered to NQOptions.

Grant and Method of Exercise

     Subject to certain conditions, the duration of each option granted under the 2001 Stock Option Plan will be determined by the Committee, provided that no option shall be exercisable later than the tenth anniversary of the date the option was granted. Each option granted under the 2001 Stock Option Plan may be subject to restrictions with respect to the time and other conditions of exercise as determined by the Committee.

     ISOs granted under the 2001 Stock Option Plan are exercisable for a period of up to ten years from the date of grant at an exercise price that is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Stock Option Plan to a stockholder owning more than 10% of the voting power of the Company on the date of grant may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. NQOptions may be granted at more or less than fair market value under the 2001 Stock Option Plan. Shares of Common Stock underlying an option shall be purchased by the optionee (i) giving written notice to the Company of the Optionees exercise of the option accompanied by full payment of the purchase price either in cash or, with the consent of the Committee (or as per the terms of the option agreement), in whole or in part in shares of Common Stock by delivery to the Company of shares of Common stock that have been already owned by the optionee for at least six months, having a fair market value on the date the option is exercised equal to that portion of the purchase price for which payment in cash is not made, and (ii) making appropriate arrangements acceptable to the Company with respect to income tax withholding, as required, which arrangements may include, at the absolute discretion of the Committee, in lieu of other withholding arrangements, (a) the Company withholding from issuance to the Optionee such number of shares of Common Stock otherwise issuable upon exercise of the option as the Company and the Optionee may agree for the minimum required withholding, or (b) the Optionees delivery to the Company of shares of Common Stock having a fair market value on the date the option is exercised equal to that portion of the withholding obligation for which payment in cash is not made. Options granted under the 2001 Stock Option Plan are generally not transferable other than upon an Optionees death, provided that the Committee has discretion to permit the transferability of NQOptions granted under the 2001 Stock Option Plan to certain parties.

Income Tax Treatment

     The Company has been advised that, under current law, certain of the income tax consequences under the laws of the United States to the Company and to optionees under the 2001 Stock Option Plan of options granted under the 2001 Stock Option Plan generally should be as set forth in the following summary. The summary only addresses general United States federal income tax consequences for optionees under the 2001 Stock Option Plan and the Company.

     The options granted under the 2001 Stock Option Plan may be ISOs (when the 2001 Stock Option Plan is approved by the stockholders) or NQOptions for federal income tax purposes. An optionee to whom an option is granted will not recognize income at the time of grant of an ISO or NQOption. An optionee does not recognize income upon exercise of an ISO and the optionees tax basis is equal to the option price paid. However, if an optionee disposes of shares acquired pursuant to an ISO either within two years of the date of the ISO grant or within one year of the ISO exercise (a disqualifying disposition), the optionee will generally recognize ordinary income equal to the difference, if any, between the option price paid and the value of the stock on the date of exercise. Otherwise, the optionees capital holding period for shares acquired pursuant to an ISO commences on the option exercise date. When an optionee exercises a NQOption, the optionee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of option exercise, of the shares the optionee purchased. The tax basis of shares obtained by the exercise of an NQOption to an optionee is equal to the option price paid, plus ordinary compensation income recognized, and the optionee's capital holding period for shares acquired commences on the option exercise date. Subject to applicable provisions of the Internal Revenue Code and regulations thereunder, the Company generally will be entitled to a federal income tax deduction in respect of both shares acquired upon exercise of an ISO which are disposed of in a disqualifying disposition and NQOptions exercised, in an amount equal to the ordinary and/or compensation income recognized by the optionee.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or the Company or to describe tax consequences based on particular circumstances. It is based on general United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are subject to taxation in jurisdictions other than the United States.

New Plan Benefits

     The only options that have been awarded under the 2001 Stock Option Plan are options to purchase 1,309,010 shares of Common Stock awarded to all employees except the Company's Directors or Executive Officers.

                                    2001 Stock Option Plan
                               --------------------------------
                                                    Number
                               Dollar Value (1)  of Options (2)
                               ----------------  --------------
Executive Group:                        --               --
Non-Executive Director Group:           --               --
Non-Executive Officer:
    Employee Group              $1,718,075        1,309,010
                                ==========        =========

(1) Based on the average of the high and low sales price per share of the Company's common stock on the NASDAQ stock market on December 29, 2000 of $1.3125.

(2)     The exercise price of the options is between $1.17 and $2.50 per share.

Vote Required

     The affirmative vote of the majority of the shares of Common Stock voting in person or represented by proxy and entitled to vote thereon shall be required for the adoption of the proposal to ratify, approve and adopt The 2001 Stock Option Plan of Elcom International, Inc. Unless otherwise directed, the persons named in the accompanying proxy will vote FOR the adoption of the proposal to ratify, approve and adopt The 2001 Stock Option Plan of Elcom International, Inc.


PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock as of March 19, 2001 by (i) each Director and nominee for election as a Director of the Company, (ii) each executive officer named in the Executive Compensation tables included elsewhere herein, (iii) all Directors and executive officers as a group, and (iv) each person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. All information with respect to beneficial ownership has been furnished by the respective Director or executive officer, or by reference to a public filing, as the case may be. Unless otherwise indicated below, each stockholder named below has sole voting and investment power with respect to the number of shares set forth opposite his or its respective name.

                                            Number of Shares    Percentage of
Directors and Executive Officers (2)      Beneficially Owned(1) Common Stock(1)
--------------------------------------------------------------------------------

Class III Directors - Term expires at the
  2001 Annual Meeting
      Robert J. Crowell(3)                          5,598,791        17.3%
      William W. Smith(4)                              14,999         *
Class I Directors - Term expires at the
  2002 Annual Meeting
      John W. Ortiz(4)                                 26,999         *
Class II Director - Term expires at the
  2003 Annual Meeting
      Richard J. Harries, Jr. (4)                      24,999         *
Named Executive Officers
      Peter A. Rendall (4)                             49,421         *
      John E. Halnen (5)                              175,133         *
      Paul J. Mueller (4)                               4,425         *
      Scott M. Soloway (4)                              4,500         *
All Directors And Executive Officers as a
  Group (8 Persons)(6)                              5,899,266        18.0%

---------
* Less than 1%.

(1) In accordance with Securities and Exchange Commission (the Commission) rules, each beneficial owners holdings have been calculated assuming full exercise of outstanding options and warrants to acquire Common Stock which are exercisable by such owner within 60 days after March 19, 2001, while assuming no exercise of outstanding options and warrants covering Common Stock held by any other person.

(2) For purposes hereof, the address of the Company's Directors and executive officers is the same as that of the Company: 10 Oceana Way, Norwood, Massachusetts 02062.

(3) Mr. Crowell is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Crowell's Common Stock ownership is comprised of 3,767,427 shares which he owns directly; 188,401 shares held in a revocable trust for the benefit of one of Mr. Crowell's daughters, for which Mr. Crowell serves as Trustee; 121,616 shares held by the Crowell Educational Foundation with respect to which Mr. Crowell shares the power to vote and dispose of; and 1,521,347 shares which he has the right to acquire within 60 days after March 19, 2001 through the exercise of stock options. See Executive Compensation Option Grants in 2000, and Fiscal Year End Option Value Table.

(4) All of the Common Stock beneficially owned by such person is comprised of shares, which he has the right to acquire within 60 days after March 19, 2001 through the exercise of stock options.

(5) Mr. Halnen's Common Stock ownership is comprised of 800 shares held in an Individual Retirement Account and 174,333 shares, which he has the right to acquire within 60 days after March 19, 2001 through the exercise of stock options. See Executive Compensation Option Grants in 2000, and Fiscal Year End Option Value Table.

(6) Includes 1,821,022 shares of Common Stock which the Directors and executive officers of the Company have the right to acquire within 60 days after March 19, 2001 through the exercise of stock options.

                        MANAGEMENT - EXECUTIVE OFFICERS

     The name, age and position of the Company's Executive Officers are as follows:

      Name                 Age                        Position
--------------------------------------------------------------------------------
Robert J. Crowell          49           Chairman of the Board of Directors and
                                        Chief Executive Officer of the
                                        Company

John E. Halnen             34           President of the Company

Peter A. Rendall           35           Chief Financial Officer and Secretary of
                                        the Company

Paul J. Mueller            47           Vice President of Finance and Treasurer
                                        of the Company

Scott M. Soloway           39           General Counsel of the Company


     A brief resume for each of the Company's Executive Officers is set forth below. The brief resume of Mr. Crowell is set forth above under the heading Election of Directors.


     John E. Halnen has been the President of the Company since November 2000, and was President and Chief Executive Officer of Elcom Services Group, Inc. from December 1999 through October 2000. From April 1998 through December 1999, Mr. Halnen was Chief Operations Officer for Elcom Services Group, Inc. From January 1995 through April 1998, Mr. Halnen served as Vice President of Operations for Elcom Services Group, Inc. and prior to that time held other positions at Elcom Services Group, Inc. since joining the organization in October 1992.


     Peter A. Rendall has been the Company's Chief Financial Officer since October 1999. From April 1999 through September 1999, Mr. Rendall was Vice President of Finance of Elcom Services Group, Inc. From 1996 through March 1999 Mr. Rendall held the positions of Vice President of Operations and Vice President of Finance with Logica, Inc., a subsidiary of Logica, plc, a UK publicly-held international software integration services company. Prior to joining Logica, Mr. Rendall was a senior manager with PriceWaterhouseCoopers, in their Boston office. Mr. Rendall holds a Bachelor of Science degree in biochemistry from The University of London, United Kingdom and is a Chartered Accountant.


     Paul J. Mueller has been the Company's Vice President of Finance and Treasurer since March 2000. During 1999, Mr. Mueller was Controller of Into
Networks, an Internet company providing software on demand. From 1981 to 1998, Mr. Mueller held positions of increasing responsibility with MediaOne, a publicly-held telecommunications company, most recently as Assistant Corporate Controller. Prior to MediaOne, Mr. Mueller was employed by Ernst & Young, an international accounting firm. Mr. Mueller is a Certified Public Accountant and has an MBA degree from Bentley College and a Bachelor of Science degree from Stonehill College.


     Scott M. Soloway has been the Company's General Counsel since March 2000. From April 1993 to March 2000, Mr. Soloway held various positions within the legal department of Progress Software Corporation. Prior to Progress Software, Mr. Soloway practiced law for five years with two law firms in Boston, Massachusetts. Mr. Soloway received his J.D. from Boston University School of Law, his Masters in City Planning from M.I.T and his B.A. in Government from Wesleyan University.

EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities with respect to those persons (collectively, the "Named Executive Officers") who were (i) the Chief Executive Officer and (ii) the other executive officers of the Company at the end of the fiscal year, as well as the individuals that were executive officers during the year ended December 31, 2000.

Summary Compensation Table

                                                                            Long-Term
                                                   Annual                  Compensation
                                               Compensation(1)                Awards
                                             ---------------------         ------------
                                                                             Shares of
                                                                           Common Stock
                                                                             Underlying      All Other
                                                                            Option Grants     Compen-
   Name and Principal Position (1)               Year    Salary     Bonus        (#)           sation
--------------------------------------------------------------------------------------------------------------------------
Robert J. Crowell                                2000    $525,000     --      498,281            $382
Chairman of the Board of Directors and           1999    $343,000     --      355,000            $433
    Chief Executive Officer of the Company (2)   1998    $325,000     --      285,000            $665

John E. Halnen                                   2000    $225,000   $56,000   110,000              -
President of the Company (3)                     1999    $198,000    $7,000   315,000              -
                                                 1998    $175,000       --     85,000              -

Peter A. Rendall                                 2000    $220,000   $20,000   214,313              -
Chief Financial Officer and Secretary of         1999    $111,000   $22,000   155,000              -
  the Company (4)                                1998        --        --        --                -

Paul J. Mueller                                  2000    $103,000   $21,000    65,000              -
Vice President of Finance and Treasurer          1999        --        --        --                -
  of the Company (5)                             1998        --        --        --                -

Scott M. Soloway                                 2000    $117,000   $23,000   75,000               -
General Counsel of  the Company (6)              1999        --         --      --                 -
                                                 1998        --         --      --                 -


--------------------

(1) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus unless otherwise indicated herein.

(2) On June 1, 1997, the Company and Mr. Crowell entered into an Amended Employment Agreement (the 1997 Crowell Agreement), pursuant to which Mr. Crowell has been retained for a term ending on May 31, 2000 as the Chairman and Chief Executive Officer of the Company. The 1997 Crowell Agreement amended and restated the employment agreement between Mr. Crowell and the Company entered into in September 1995 (the 1995 Crowell Agreement) which was due for renewal in 1997. The 1997 Crowell Agreement provides for a minimum annual base salary of $325,000, and a 35% participation in the Executive Profit Performance Bonus Plan for Executive Officers, (the
     Executive Performance Plan), whereas the 1995 Crowell Agreement provided for a minimum annual base salary of $275,000. Mr. Crowell was not paid any salary prior to October 1, 1995, when he began receiving an annual salary pursuant to the 1995 Crowell Agreement. Mr. Crowell elected to forgo approximately $228,000 of his annual minimum base salary during 1997. Mr. Crowell elected not to receive any bonus due him for the year 2000. All other compensation represents premiums paid by the Company for Group Term Life Insurance ($382.00 for 2000). See Executive Profit Performance Bonus Plan, " Option Grants in 2000" and " Employment Contracts."

(3) Mr. Halnen joined the Company's subsidiary, Elcom Services Group, Inc. on October 15, 1992 and has held several executive positions including Vice President of Operations, Chief Operating Officer and President of Elcom Services Group, Inc.

(4) Mr. Rendall joined the Company on April 12, 1999 as a Vice President of Finance of Elcom Services Group, and was appointed Chief Financial Officer of Elcom International on October 4, 1999 at an annual salary of $200,000 and a bonus opportunity of up to $40,000. During 2000, Mr. Rendall's annual salary was increased to $240,000 with no bonus opportunity.

(5) Mr. Mueller joined the Company on March 6, 2000 at an annual salary of $125,000 and a bonus opportunity of $25,000.

(6) Mr. Soloway joined the Company on March 29, 2000 at an annual salary of $150,000 and a bonus opportunity of $30,000.

Stock Option Plans

     In addition to the Director Plan, the Company has adopted The Stock Option Plan of Elcom International, Inc. (the 1993 Stock Option Plan), The 1995 (Computerware) Stock Option Plan of the Company (the "Computerware Stock Option Plan"), The 1996 Stock Option Plan of the Company (the 1996 Stock Option Plan), The 1997 Stock Option Plan of the Company (the 1997 Stock Option Plan), (collectively hereinafter the Stock Option Plans) The 2000 Stock Option Plan (the 2000 Stock Option Plan), and The 2001 Stock Option Plan, as amended and restated (the 2001 Stock Option Plan) covering 5,000,000, 1,000,000, 2,400,000,
3,000,000, 2,750,000 and 2,400,000 shares, respectively, of the Company's Common Stock, pursuant to which officers, employees and directors of the Company, as well as other persons who render services as independent contractors to the Company, or any of its affiliates, are eligible to receive ISOs and/or NQOptions. These plans generally operate in a manner similar to the 2001 Stock Option Plan, as described above except that the 2001 Stock Option Plan, which, subject to the provisions of the option agreement, additionally allows employees who are terminated without cause to exercise their options for up to 180 days after their termination date. The maximum number of options that can be granted to any one participant during any one fiscal year is 500,000 under the 1993 Stock Option Plan, 210,000 under the Computerware Stock Option Plan, 300,000 under the 1996 Stock Option Plan, 150,000 under the 1997 Stock Option Plan, 150,000 under the 2000 Stock Option Plan, and 150,000 under the 2001 Stock Option Plan.

     The 1993 Stock Option Plan was adopted by the Board of Directors in February 1993, was approved by the Company's stockholders, and terminates on February 23, 2003. Of the 5,000,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2000, options covering 2,721,497 shares of Common Stock have been exercised, and options to acquire an aggregate of 2,278,188 shares of Common Stock (1,839,040 of which were exercisable at December 31,
2000) were outstanding at exercise prices ranging from $.11 to $31.13 per share, and accordingly, options covering 315 shares of Common Stock may be granted under such option plan. The Computerware Stock Option Plan was adopted by the Board of Directors in February 1995, was approved by the Company's stockholders, and terminates on February 5, 2005. Of the 1,000,000 shares of Common Stock reserved for issuance under the Computerware Stock Option Plan, options to acquire all 1,000,000 shares have been granted at an exercise price of $4.00 per share, 414,000 of which have been exercised as of December 31, 2000, and 586,000 of which were exercisable as of December 31, 2000. An aggregate of 56,309 and 35,686 shares of previously owned Common Stock were submitted in payment of the exercise price and withholding tax obligations with respect to the options exercised under the Computerware Stock Option Plan and the 1993 Stock Option Plan, and accordingly, additional options covering such shares may be granted under such option plans. The 1996 Stock Option Plan was adopted by the Board of Directors in August 1996, was approved by the Company's stockholders and terminates on August 19, 2006. Of the 2,400,000 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan, as of December 31, 2000, options covering 771,190 shares of Common Stock have been exercised, and options to acquire an aggregate of 1,628,687 shares of Common Stock (589,552 of which were exercisable at December 31, 2000) were outstanding as of December 31, 2000, at exercise prices ranging from $1.28 to $22.50 per share, and accordingly, options covering 123 shares of Common Stock may be granted under such option plan. The 1997 Stock Option Plan was adopted by the Board of Directors in April 1997, initially amended in February 1998, and approved by stockholders at the 1998 Annual Meeting. The 1997 Stock Option Plan also was amended in March 1999 to increase the shares covered by 1,000,000 (to a total of 3,000,000 shares) and was approved by the stockholders at the 1999 Annual Meeting. Of the 3,000,000 shares reserved for issuance thereunder, as of December 31, 2000, options covering 383,235 shares of Common Stock have been exercised and options to acquire an aggregate of 2,616,746 shares of Common Stock (694,445 of which were exercisable at December 31, 2000) were outstanding at exercise prices ranging form $1.64 to $13.31 per share, and accordingly, options covering 19 shares of Common Stock may be granted under such option plan. The 2000 Stock Option Plan was adopted by the Board of Directors in March 2000, was approved by the Company's Stockholders, and terminates on March 21, 2010. Of the 2,750,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2000, options to acquire an aggregate of 2,725,272 were outstanding (none of which were exercisable at December 31, 2000) at exercise prices ranging from $1.17 to $7.13 per share, and accordingly, options covering 24,728 shares of Common Stock may be granted under such option plan.

     The 2001  Stock  Option  Plan was  adopted  by the  Board of  Directors  in
November 10, 2000 and was amended and restated to provide for greater flexibility with respect to option agreement provisions related to the vesting of options following an optionees termination of employment by reason of a termination without cause, and will be voted upon by the Company's stockholders in May, 2001. The 2001 Stock Option Plan terminates on November 10, 2010. Of the 2,400,000 shares of Common Stock reserved for issuance thereunder, as of December 31, 2000, options to acquire an aggregate of 1,309,010 shares of Common Stock (none of which were exercisable at December 31, 2000) were outstanding at exercise prices ranging from $1.17 to $2.50 per share, and accordingly, options covering 1,090,990 shares of Common Stock may be granted under such option plan.

Change of Control Feature

     Generally, all option agreements under the Stock Option Plans, including those relative to the Named Executive Officers, contain provisions requiring the cash payment of the value of the options (represented by the difference between the option exercise price and the then-current fair market value of the underlying Common Stock), upon certain defined changes in control or sales of substantially all of the Company's assets. Such changes of control also may trigger, in certain cases, acceleration of the exercisability of certain options, which may occur if the Company is reorganized, consolidated or merged with another company and the Company is not the surviving company, or if 50% or more of the shares of the capital stock of the Company which are then issued and outstanding are purchased by a single person or entity.

Option Grants In 2000

     Shown below is information relating to grants of stock options pursuant to the Stock Option Plans during the fiscal year ended December 31, 2000 to the Named Executive Officers. Such grants also are reflected in the Summary Compensation Table above.


                                                                 Potential
                        Individual Grants                   Realizable Value At
       --------------------------------------------------      Assumed Annual
                                                           Rates of Stock Price
                  % of Total  Exercise                      Appreciation for the
        No. of    Granted To  or Base                          Option Term (3)
      Securities  Employees    Price                       ---------------------
      Underlying  In Fiscal   ($ per   Grant    Expiration
Name   Options      Year     share)(1)  Date       Date         5%         10%
--------------------------------------------------------------------------------
Robert J. Crowell (4)
         20,000    0.39         5.11 (2)  4/17/00   4/17/05    28,000     62,000
         45,000    0.87         4.64      4/17/00   4/17/10   131,000    333,000
        135,000    2.62         4.64      4/17/00   4/17/10   394,000    998,000
        148,281    2.88         4.64      4/17/00   4/17/10   433,000  1,097,000
        150,000    2.91         1.17      12/21/00  12/21/05   49,000    107,000

John E. Halnen (5)
         12,250    0.24         4.64      4/17/00   4/17/10    36,000     91,000
         22,750    0.44         4.64      4/17/00   4/17/10    66,000    168,000
         75,000    1.46         1.17      12/21/00  12/21/10   55,000    140,000

Peter A. Rendall (6)
         17,500    0.34         4.64      4/17/00   4/17/10    51,000     57,000
         32,500    0.63         4.64      4/17/00   4/17/10    95,000    107,000
         59,313    1.15         4.64      4/17/00   4/17/10   173,000    195,000
          5,695    0.11         3.37      11/1/00   11/1/10    12,000     14,000
         24,305    0.47         3.37      11/1/00   11/1/10    52,000     58,000
         75,000    1.46         1.17      12/21/00  12/21/10   55,000     62,000

Paul J. Mueller (7)
         19,750    0.38        15.62      3/22/00   3/22/10   194,000    218,000
            250    0.00        15.62      3/22/00   3/22/10     2,000      3,000
          5,850    0.11         4.64      4/17/00   4/17/10    17,000     19,000
          4,150    0.08         4.64      4/17/00   4/17/10    12,000     14,000
          5,301    0.10         4.50      9/29/00   9/29/10    15,000     17,000
          9,699    0.19         4.50      9/29/00   9/29/10    27,000     31,000
         20,000    0.39         1.17      12/21/00  12/21/10   15,000     17,000

Scott M. Soloway (8)
         30,000    0.58         4.64      4/17/00   4/17/10    88,000     98,000
         15,000    0.29         4.50      9/29/00   9/29/10    42,000     48,000
         30,000    0.58         1.17      12/21/00  12/21/10   22,000     25,000

------------------

(1) This price represents the fair market value at the date of grant pursuant to the terms of the Stock Option Plans, except for (2) below.

(2) This price represents 110% of the fair market value at the date of grant pursuant to the terms of the Stock Option Plans.

(3) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the Commission, Potential Realizable Value is based upon the exercise price of the options.

(4) These option grants become fully vested on the first anniversary of the option grant date, except for the 148,281 options granted on April 17, 2000, which 22,242 options vest on April 17, 2001, 29,656 options vest on April 17, 2002, 44,484 options vest on April 17, 2003, and 51,899 options vest on April 17, 2004.

(5)  The options  granted to Mr. Halnen vest as follows:
     (i)  the 12,250 options granted on April 17, 2000 vest on April 17, 2004
     (ii) of the 22,750 options granted on April 17, 2000, 5,250 options vest on April 17, 2001, 7,000 options vest on April, 17, 2002, and 10,500 options vest on April 17, 2003
     (iii)the 75,000 options granted on December 21, 2000 vest on December 21, 2001

(6)  The options granted to Mr. Rendall vest as follows:
     (i)  the 17,500 options granted on April 17, 2000 vest on April 17, 2004
     (ii) of the 32,500 options granted on April 17, 2000, 7,500 options vest on April 17, 2001, 10,000 options vest on April 17, 2002, and 15,000 options vest on April 17, 2003
     (iii)of the 59,313 options granted on April 17, 2000, 8,896 options vest on April 17, 2001, 11,863 options vest on April 17, 2002, 17,794 options vest on April 17, 2003, and 20,760 options vest on April 17, 2004.
     (iv) of the 5,695 options granted on November 1, 2000, 110 options vest on November 1, 2001, 13 options vest on November 1, 2002, 6 options vest on November 1, 2003, and 5,566 options vest on November 1, 2004
     (v) of the 24,305 options granted on November 1, 2000, 4,390 options vest on November 1, 2001, 5,987 options vest on November 1, 2002, 8,994 options vest on November 1, 2003 and 4,934 options vest on November 1, 2004
     (vi) the 75,000 options granted on December 21, 2000 vest on December 21, 2001

(7)  The options granted to Mr. Mueller vest as follows:
     (i) Of the 19,750 options granted on March 22, 2000, 3,000 options vest on March 22, 2001, 4,000 options vest on March 22, 2002, 6,000 options vest on March 22, 2003, and 6,750 options vest on March 22, 2004
     (ii) the 250 options granted on March 22, 2000 vest on March 22, 2004
     (iii)of the 5,850 options granted on April 17, 2000, 1,500 options vest on April 17, 2001, 2,000 options vest on April 17, 2002, and 2,350 options vest on April 17, 2003
     (iv) of the 4,150 options granted on April 17, 2000, 650 options vest on April 17, 2003, and 3,500 options vest on April 17, 2004
     (v) of the 5,301 options granted on September 29, 2000, 2,250 options vest on September 29, 2001, 3,000 options vest on September 29, 2002, 48 options vest on September 29, 2003, and 3 vest on September 29, 2004
     (vi) of the 9,699 options granted on September 29, 2000, 4,452 vest on September 29, 2003, and 5,247 vest on September 29, 2004
     (vii)the 20,000 options granted on December 21, 2000 vest on December 21, 2001

(8)  The options granted to Mr. Soloway vest as follows:
     (i) of the 30,000 options granted on April 17, 2000, 4,500 options vest on April 17, 2001, 6,000 options vest on April 17, 2002, 9,000 options vest on April 17, 2003, and 10,500 options vest on April 17, 2004
     (ii) of the 15,000 options granted on September 29, 2000, 2,250 options vest on September 29, 2001, 3,000 options vest on September 29, 2002, 4,500 options vest on September 29, 2003, and 5,250 options vest on September 29, 2004
     (iii)the 30,000 options granted on December 21, 2000 vest on December 21, 2001


Fiscal Year-End Option Value Table

     The following table shows the number of shares of Common Stock acquired during 2000 by the exercise of options and the related value realized, as well as the number of shares of Common Stock and values represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 2000. The value of unexercised in-the-money options at December 31, 2000 is calculated using $1.3125 per share. See note (2) below.


                                             Number of Securities        Value of Unexercised
                                                  Underlying                  In The Money
                                             Unexercised Options at             Options At
                     Shares                    December 31, 2000       December 31, 2000 ($)(1)(2)
                  Acquired on    Value      --------------------------  ---------------------------
                  Exercise(#)  Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------
Robert J. Crowell   17,985    $   25,900      1,311,215       498,281    $      0     $   21,100
John E. Halnen      63,000     1,349,300         72,500       373,000           0         11,000
Peter A. Rendall       ---            --         23,049       346,264           0         11,000
Paul J. Mueller        ---            --              0        65,000           0          3,000
Scott M. Soloway       ---            --              0        75,000           0          4,000
-------


(1) Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price.

(2) Represents the total gain which would be realized if all in-the-money options beneficially held at December 29, 2000 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $1.3125, the average of the high and low sales prices per share of the Company's Common Stock on the NASDAQ Stock Market on December 29, 2000.

Performance Bonus Plans

     At the Company's 1998 Annual Meeting, the stockholders approved the Elcom International, Inc. Executive Profit Performance Bonus Plan For Executive Officers (the Executive Performance Plan) which was approved by the Board of Directors in September 1997. The Executive Performance Plan covers, for a fiscal year, those persons who, on the ninetieth day of that particular fiscal year, are the executive officers of the Company (Executive Officers). As such, the number of people covered will generally be limited to no more than ten, and in order to participate in the Executive Performance Plan, the Executive Officer must be employed as of March 30th of the calendar year and must be awarded a participation (also by March 30th) by the Compensation Committee of the Board of Directors (the Committee).

     The Executive Performance Plan provides for incentive compensation payments (limited in amount to the lesser of: (a) two times the executives base salary or (b) one million dollars) to be made to covered Executive Officers based upon the increase in the Company's reported operating income over the prior year. Accordingly, the Board of Directors believes that the Executive Performance Plan provides a substantial incentive to those Executive Officers in the best position to affect the Company's operating performance and that substantial benefits will accrue to the Company from granting participations in the Executive Performance Plan. Such participations afford the Executive Officers a substantial incentive to enhance the value of the Company's Common Stock through their own efforts in improving the Company's operating results. The granting of participations also is expected to be instrumental in attracting and retaining key executives. Accordingly, the Company will, from time to time, grant participations to such Executive Officers as may be selected to participate in the Executive Performance Plan in accordance with the terms thereof. Although, the Company's reported operating profit improved from 1999 to 2000, no payments are due to Executive Officers for 2000 in respect of the Executive Performance Plan.

     The Executive Performance Plan is administered by the Compensation Committee of the Board, presently comprised of Messrs. Harries, Ortiz and Smith. Members of the Committee must be persons who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code and who are "non-employee directors" under Rule 16(b)(3) of the Securities Exchange Act of 1934.

     Through December 31, 2000, the Executive Performance Plan may not be terminated or amended in any way that would adversely impact any current participant, without such participants written consent. Thereafter, the Board of Directors or the Committee may amend or terminate the Executive Performance Plan. The participants have waived participation in the Executive Performance Plan for the year 2000, except in certain circumstances. See Employment Contracts.

     The Elcom International, Inc. Key Personnel Profit Performance Plan (the Key Personnel Performance Plan), which is designed to operate in conjunction with the Executive Performance Plan, is intended to provide a substantial incentive to key personnel who are not Executive Officers, but who can, in the performance of their duties, affect the

Company's operating results. The Key Personnel Performance Plan Bonus Pool is limited to that portion of the 20% Bonus Pool calculated under the terms of the Executive Performance Plan less payments under the Executive Performance Plan. Accordingly, the bonus pool available under the Key Personnel Performance Plan is generally limited to that portion of the 20% Bonus Pool calculated under the Executive Performance Plan, which is either unallocated to Executive Officers or is in excess of the payment limitations under the Executive Performance Plan (the annual payment to any one individual is limited in amount to the lesser of:
(a) two times the executives base salary or (b) one million dollars). Thus, based on existing allocations under the Executive Performance Plan, for 2000 approximately 65% of any Bonus Pool would have been available for award under the Key Personnel Performance Plan. The terms and administration of the Key Personnel Performance Plan generally correspond to those of the Executive Performance Plan, except that in the case of the Key Personnel Performance Plan, the annual payout to any one participant is limited to the lesser of $500,000 or two times the participants base salary. The Compensation Committee controls participation in the Key Personnel Performance Plan. Although, the Company's reported operating profit improved from 1999 to 2000, no payments are due under the Key Personnel Performance Plan.

Employment Contracts

     Effective June 1, 1997, the Company entered into the 1997 Crowell Agreement pursuant to which Mr. Crowell has been retained for a term ending May 31, 2000, as the Chairman and Chief Executive Officer of the Company. The 1997 Crowell Agreement automatically renews for additional one-year terms unless terminated by either party more than three months prior to the end of the initial term or any renewal term thereof. Therefore, since as of the Proxy statement, no notice of termination has been given under this Agreement, Mr. Crowell is covered by the 1997 Crowell Agreement through at least May 31, 2002. After his employment ends, under the 1997 Crowell Agreement, Mr. Crowell is automatically retained as a consultant for two years (at $125,000 per year) and is precluded from "competing" (as defined therein) against the Company for a period of three years. The 1997 Crowell Agreement amended and restated the employment agreement between Mr. Crowell and the Company entered into in September 1995 (the 1995 Crowell Agreement) which was due for renewal in 1997. The 1997 Crowell Agreement provides for a minimum annual base salary of $325,000, whereas the 1995 Crowell Agreement provided for a minimum annual base salary of $275,000. Mr. Crowell was not paid any salary prior to October 1, 1995, when he began receiving an annual salary pursuant to the 1995 Crowell Agreement. The 1997 Crowell Agreement provides that Mr. Crowell is entitled to participate in all Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company and that Mr. Crowell will have a 35% participation in the Executive Performance Plan Bonus Pool. Mr. Crowell elected not to receive any bonus due him under the Executive Profit Performance Plan for the year commencing January 1, 2001. The Compensation Committee may still make a discretionary payment under the Executive Performance Plan to Mr. Crowell for that year. Under the 1997 Crowell Agreement, Mr. Crowell also is entitled to receive annual grants of options under the Company's Stock Option Plans to be made no later than July of each year in amounts commensurate with Mr. Crowell's position and performance as determined by the Compensation Committee and on terms no less favorable than the terms for options granted to other executives. The options generally will be exercisable within a maximum of one year from date of grant, and, to the maximum extent allowable, shall be ISOs. All options which are ISOs will have a per share exercise price of 110% of the fair market value of such shares (so long as Mr. Crowell owns at least 10% of the Company's outstanding stock) on the date of the grant, and all other options, including ISOs, if any, granted after he ceases to be a 10% stockholder, will have an exercise price per share equal to fair market value on the date of grant.

     If Mr. Crowell should die, become disabled (as defined) or be terminated other than "for cause" (as defined), he becomes entitled to receive (i) cash equal to two times his then annual base salary, payable in 12 equal monthly installments, (ii) his bonus for that year if such termination occurs after March 1 of the respective fiscal year, and (iii) all other compensation and benefits to which he otherwise would have been entitled through the remaining term of the 1997 Crowell Agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee describes the philosophy, objectives and components of the Company's executive compensation programs for 2000 and discusses the determinations concerning the compensation for the Chief Executive Officer for 2000.

     The members of the Compensation Committee are William W. Smith, Richard J. Harries, Jr., and John W. Ortiz. Each of Messrs. Smith, Harries and Ortiz are Non-Employee Directors of the Company.

Compensation Philosophy

     In reviewing and overseeing the Company's compensation programs, the Compensation Committee adheres to a compensation philosophy which provides executive compensation programs that are designed to: (i) attract and retain key executives crucial to the long-term success of the Company; (ii) relate to the achievement of operational and strategic objectives; and (iii) be commensurate with each executives performance, experience and responsibilities. In making its recommendations concerning salaries and awards under compensation plans, the Committee considers the financial condition and operational performance of the Company during the prior year, the Company's success in achieving strategic objectives that may have a long-term beneficial effect on the Company's results of operations and financial condition, and its assessment of the contributions of the individual executive officer to the Company's performance and to the achievement of its strategic objectives. The Committee, however, has not historically specifically focused on the compensation levels of executives in peer group companies in making compensation decisions. The Committee does not rely extensively on objective criteria in measuring individual performance and its decisions concerning compensation are primarily based on subjective decisions concerning the appropriate levels of compensation and are not the result of a highly formalistic process.

Compensation Program

     As a means of implementing these compensation philosophies and objectives, the Company's compensation program for executive officers consists of the following primary elements: salary, participation in the Company's Stock Option Plans, and participation in the Executive Performance Plan. These particular elements are further explained below.

     Salaries - Salary levels for executive officers reflect the Committees subjective judgments of appropriate salaries in light of the duties and responsibilities inherent in the executives respective positions. The particular qualifications of an individual being considered for a position and his or her level of experience are considered in establishing a salary level when an individual is first appointed to a given position. The performance and contribution of the individual to the Company, as well as Company performance, are the primary criteria influencing salary administration. Salaries of executive officers are generally reviewed each year. In many instances, the primary factor in setting salary levels was the Company's desire to provide compensation in amounts sufficient to induce these individuals to join the Company.

     Stock Options - The Company uses stock options as a long-term incentive program for executives, management and employees. Stock options are used because they directly relate the amounts earned by the executive, to the amount of appreciation realized by the Company's stockholders over comparable periods. Stock options also provide executives with the opportunity to acquire and build a meaningful ownership interest in the Company. The Committee considers possible grants of stock options throughout the year. In determining the number of options awarded to an individual executive, the Committee generally establishes a level of award based upon the position of the individual and his or her level of responsibility. The Committee also considers amounts of base salary and/or bonus payments which executives and other personnel may elect to forgo, in determining the quantity of options to be granted.

     Executive Performance Plan The Executive Performance Plan reflects the Committees desire to provide the Company's executives an opportunity to earn bonuses based upon actual reported improvements in the Company's performance. Accordingly, the Committee believes that the Executive Performance Plan provides a substantial incentive to the executives who are in the best position to affect the Company's operating performance. The Committee believes that by granting participations in the Executive Performance Plan, the executives will have a substantial incentive to enhance the value of the Company's Common Stock through their own efforts in improving the Company's operating profitability.

     Benefit Programs - The executive officers also participate in various welfare and benefit programs that are generally made available to all salaried employees. Executive officers also receive certain traditional perquisites, which are customary for their positions.

Chief Executive Officer Compensation

     The compensation arrangements for Mr. Crowell with respect to the 2000 fiscal year were primarily based upon the terms of his employment contract with the Company, as described under Executive Compensation Employment Contracts. Pursuant to the 1997 Crowell Agreement, Mr. Crowell is entitled to an annual minimum base salary of $325,000 per year, which amount may be increased but not decreased at the discretion of the Compensation Committee (Mr. Crowell's salary was increased to $525,000 for 2000). The Compensation Committee did not conduct any official surveys of competitive, industry or revenue peer groups, but reviewed compensation for Chief Executive Officers in general and believes that this annual base salary would place Mr. Crowell's compensation in the bottom half of comparable companies chief executives.

     In addition, the 1997 Crowell Agreement provides that Mr. Crowell is entitled to participate in all of the other Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company and that he participates in the Executive Performance Plan at a minimum rate of 35% of any bonus pool generated by such plan. Under the 1997 Crowell Agreement, Mr. Crowell also is entitled to receive annual grants of options under the Company's Stock Option Plans to be made no later than July of each year in amounts commensurate with Mr. Crowell's position and performance, as determined by the Compensation Committee and on terms no less favorable than the terms for options granted to other executives. An additional option grant was made to Mr. Crowell by the Committee in December of 2000.

     The Compensation Committee reviews and recommends the number of shares subject to stock options awarded to Mr. Crowell annually, no later than July of each year based upon a number of factors, but does not utilize pre- established, specific performance goals in making such decisions. Factors considered included sales and equity growth, market position, product placement and acceptance, acquisitions and strategic growth strategies, employee attitudes and the balancing of short-term and long-term goals. In determining the number of stock options granted to Mr. Crowell in 2000, the Committee considered its conclusions from an objective and subjective evaluation, with an emphasis on the impact on the Company's sustainability and competitiveness within its industry, as well as his position within the Company, industry stock option grant comparisons and the ongoing belief that Mr. Crowell is under-compensated. In 2000, Mr. Crowell was granted options to acquire an aggregate of 498,281 shares of Common Stock at a weighted average exercise price of $3.61 per share.


Section 162(m)

     Section 162(m) of the Internal Revenue Code (the Section) disallows a tax deduction for any publicly traded company for individual compensation exceeding $1 million in any year for any of the Named Executive Officers, unless the compensation is performance-based or otherwise meets an applicable exemption. Since the aggregate compensation of each of the Company's executive officers is below the $1 million threshold and since the Committee believes that options granted under the Company's Stock Option Plans will meet the performance based provisions under the Section, the Committee currently believes that the Section will not reduce the tax deduction available to the Company for compensation paid in 2000 to the Company's executive officers.

                                   Compensation Committee
                                   William W. Smith, Chairman
                                   Richard J. Harries, Jr.
                                   John W. Ortiz

Compensation Committee Interlocks And Insider Participation

     The Company's Compensation Committee was formed to review, monitor and approve the compensation and benefits for the Company's executive officers (including bonuses, if any), administer the Company's stock option plans and other management compensation plans and make recommendations to the Board of Directors regarding such matters. No employees or executive officers of the Company serve on the Committee. The Committee is currently composed of Messrs. Harries, Ortiz, and Smith. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                              CERTAIN TRANSACTIONS

     Transactions With and Related to Affiliated Company - The Company owns approximately 3% of the equity of Shoplink.com, inc. (ShopLink), which was a development stage entity that had licensed the Company's PECOS.cm technology to provide an electronic commerce system to market products to the home consumables market. The Company now accounts for this investment under the cost method, and has expensed its $4,000 investment in a prior year. In 1996, ShopLink paid $437,500 for a perpetual license of the Company's PECOS.cm technology and also granted the Company warrants to acquire 200,000 shares of ShopLink common stock at $2.20 per share as partial consideration for certain exclusivity rights. In 1997, the license agreement was amended to eliminate certain ongoing user and transaction fees in exchange for a supplemental license fee of $350,000, which was paid to the Company, and cancellation by the Company of all of its warrants to acquire ShopLink common stock. Under the Amended License Agreement and related Development Agreement, Extended Maintenance Agreement and Professional Services Agreement, ShopLink was required to pay additional amounts based on advertising revenues that it receives, and for services rendered by the Company in customizing and maintaining the ShopLink implementation, as well as annual maintenance fees. In 2000, ShopLink paid the Company approximately $140,000 to sublease office space. In late 2000, ShopLink filed for liquidation bankruptcy and ceased operations.

     In addition to the Company's ownership position, Mr. Crowell beneficially owned approximately 15% of ShopLinks capital stock at the time ShopLink filed for liquidation bankruptcy and ceased operations.

     As of September 30, 1997, the Company sold options to acquire its entire equity ownership interest in ShopLink. The Company received $418,000 in payment for the options which were exercisable through March 31, 1999. These options lapsed on March 31, 1999 without any being exercised. The $418,000 received in payment for the options includes $165,000 from Mr. Crowell.

                               PERFORMANCE GRAPH

     Set forth below is a line graph and a table of the related underlying data comparing the percentage change in the cumulative total stockholders return on the Company's Common Stock against the cumulative total return of the Total Return Index for The Nasdaq Stock Market - U.S. and Foreign (NASDAQ Total), and the index for NASDAQ Computer and Data Processing Services Stocks (Industry) for the period beginning with the Company's initial public offering on December 20, 1995, and as of the last trading day on the NASDAQ in 1995, 1996, 1997, 1998, 1999 and 2000. The Industry index includes all NASDAQ listed securities with a Standard Industrial Classification (SIC) of 737. The graph assumes that the value of an investment in the Common Stock of Elcom International, Inc., at its initial public offering price, and each index was $100 on December 20, 1995 and that all dividends, if any were reinvested.

   Comparison of the Common Stock of Elcom International, Inc. (The Company),
              The Total Return Index for The Nasdaq Stock Market -
                        U.S. and Foreign (NASDAQ Total),
     And the Index for Nasdaq Computer and Data Processing Services Stocks
                           (SIC Code 737) (Industry)



            12/20/95  12/29/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
            --------------------------------------------------------------------
The Company   100       139        72        64        18        309       13
NASDAQ Total  100       103        126       154       215       401       242
Industry      100       103        127       156       279       612       283

                      AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committees activities are governed by a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit B.

     Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors these processes.

     In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.

     In addition, the independent auditors provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), related to the auditors independence. The Audit Committee discussed with the independent auditors; (i) the auditors independence from the Company and its management and considered the compatibility of non-audit services with the auditors independence, and (ii) the matters required by Statement on Auditing Standards No. 61.

     The Audit Committee discussed with the Company's financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                              AUDIT COMMITTEE
                              William W. Smith
                              John W. Ortiz

Independent Auditors

     In  September  1999,  the Audit  Committee of the Board of Directors of the
Company solicited proposals for the year-end audit of its calendar 1999 consolidated financial statements. The Company solicited proposals from four independent accounting firms, including Arthur Andersen LLP (Andersen), who had been previously engaged by the Company as its principal auditor. The Audit Committee took this action to ensure that the Company would continue to receive the best possible audit services at a competitive price.

     During September and October 1999, management met with and provided appropriate information to the independent accounting firms involved. On October 19, 1999, the Audit Committee met and decided it would not engage Andersen to act as the Company's independent accountants for calendar year 1999. Andersen, the Company's independent accountants in 1998 and prior years was informed of the Audit Committees decision on October 20, 1999.

     Andersen, in its reports on the Company's consolidated financial statements for each of the calendar years ended December 31, 1998 and 1997, neither expressed an adverse opinion or a disclaimer of opinion, or qualified or modified such reports as to uncertainty, audit scope or accounting principles.

     During each of the years ended December 31, 1998 and 1997, and during the period from January 1, 1999 through the date of this report, (i) there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference thereto in its report on the financial statements of the Company for such years; and (ii) there have been no reportable events (as defined in the Regulation S-K Item 304 (a) (1) (v)).

     The Audit Committee voted to offer its year end audit engagement for calendar 1999 to KPMG LLP (KPMG) as its new independent accountants in October 1999. KPMG entered into an engagement letter with the Company in December 1999 to act as the Company's new independent accountants. KPMG also served as the Company's independent accountants for the current fiscal year ended December 31, 2000.

     The Board of Directors, upon recommendation of the Audit Committee, has re-appointed KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Representatives from KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Fees for services rendered by KPMG LLP for the last fiscal year were:

                           Financial Information
                             Systems Design and
             Audit Fees      Implementation Fees       All Other Fees
          ---------------------------------------------------------------
            $  306,500           $        0           $      575,000
            ==========           ==========           ==============


Audit Fees

     KPMG has billed the Company $306,500 for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, the reviews of interim financial statements included in the Company's Forms 10-Q filed for the fiscal year ended December 31, 2000, and for certain statutory audits in the United Kingdom.

All Other Fees

     KPMG has billed the Company $575,000, in the aggregate, for all other services rendered by them (other than those covered above under Audit Fees and Financial Information Systems Design and Implementation Fees) during the fiscal year ended December 31, 2000. This amount mostly reflects billings for work related to the previously announced elcom, inc. Initial Public Offering and subsequent spin-off to Elcom International, Inc. shareholders. This required the preparation of separate Registration Statements for filing with the Securities and Exchange Commission, tax planning and consulting related to separate tax returns, and financial statement provisions.


OTHER MATTERS

     The Board of Directors is not aware of any matter to come before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters insofar as the Proxies are not limited to the contrary.

                                 SECTION 16(a)
                              BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (i.e., the Common Stock), to file reports of ownership and changes in ownership of such securities with the Commission. Officers, Directors and greater-than-ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of the forms furnished to the Company during or with respect to 2000, and written representations from certain reporting persons, the Company believes that no Officer, Director or greater-than- ten-percent beneficial owner failed to file on a timely basis during the year ended December 31, 2000 any report required by Section 16(a) of the Securities Exchange Act of 1934.

                           DATE TO SUBMIT STOCKHOLDER
                       PROPOSALS FOR 2002 ANNUAL MEETING

     Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2002 must do so no later than December 6, 2001. To be eligible for inclusion in the 2002 Annual Meeting proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934. The Company may use its discretion in voting Proxies with respect to stockholder proposals not included in the Company's proxy materials for the 2002 Annual Meeting of Stockholders, unless the Company receives notice of such proposal(s) prior to February 19, 2002.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

          Chief Financial Officer
          Elcom International, Inc.
          10 Oceana Way
          Norwood, MA  02062

     You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS,

                                             Peter A. Rendall
April 4, 2001                                Secretary

                                                                       Exhibit A

                           THE 2001 STOCK OPTION PLAN
                          OF ELCOM INTERNATIONAL, INC.
                             AS AMENDED & RESTATED

                                 March 16, 2000


        Elcom International, Inc. hereby adopts a stock option plan for the benefit of certain persons and subject to the terms and provisions set forth below.

        1. Definitions. The following terms shall have the meanings set forth below whenever used in this instrument:

        (a) The word Affiliate shall mean any corporation or other entity which controls, is controlled by, or is under common control with the Company including, without limitation, any Subsidiary.

        (b)     The word Board shall mean the Board of Directors of the Company.

        (c) The word Code shall mean the United States Internal Revenue Code (Title 26 of the United States Code) as the same may be amended from time to time.

        (d) The word Committee shall mean the Compensation Committee appointed by the Board, which shall consist of at least two outside directors as such term is defined in Section 162(m) of the Code, or if no such committee is appointed, the word Committee shall mean the Board.

        (e) The words Common Stock shall mean the common stock, par value $.01 per share, of the Company.

        (f) The word Company shall mean Elcom International, Inc., a Delaware corporation, and any successor thereto that shall maintain this Plan.

        (g) The words Incentive Stock Option shall mean any option that qualifies as an incentive stock option under the terms of
                Section 422 of the Code.

        (h) The words Key Personnel shall mean any person whose performance as an employee, or independent contractor, or outside Director of the Company or an Affiliate is, in the judgment of the Committee, important to the successful operation of the Company or an Affiliate.

        (i) The word Optionee shall mean any Key Personnel to whom a stock option has been granted pursuant to this Plan.

        (j) The word Plan shall mean 2001 Stock Option Plan of Elcom International, Inc., as it was originally adopted, as amended and restated and as it may be amended at a later date.

        (k) The word Subsidiary shall have the same meaning as subsidiary corporation under Section 424(f) of the Code.

        (l) The words Substantial Stockholder shall mean any Key Personnel who owns more than 10% of the total combined voting power of all classes of stock of the Company. Ownership shall be determined in accordance with Section 424(d) of the Code and lawful applicable regulations.

        2. Purpose of the Plan. The purpose of the Plan is to provide Key Personnel with greater incentive to serve and promote the interests of the Company and its stockholders. The premise of the Plan is that, if such Key Personnel acquire a proprietary interest in the business of the Company or increase such proprietary interest as they may already hold, then the incentive of such Key Personnel to work toward the Company's continued success will be commensurately increased. Accordingly, the Company will, from time to time during the effective period of the Plan, grant to such Key Personnel as may be selected to participate in the Plan, options to purchase Common Stock on the terms and subject to the conditions set forth in the Plan.

        3. Effective Date of the Plan. The Plan, as originally adopted, became effective as of November 10, 2000, the date of the Boards approval and adoption of the Plan.

        4. Administration of the Plan. The Plan shall be administered by the Committee. Each member of the Committee shall be a Non-Employee Director within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any amendment of or successor to such Rule as may be in effect from time to time and an outside director within the meaning of Section 162(m) of the Code or any amendment of or successor to such provision as may be in effect from time to time. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be acts of the Committee. The Committee may delegate any of its authority to any other person or persons that it deems appropriate. Subject to the terms and conditions of the Plan, and in addition to the other authorizations granted to the Committee under the Plan, the Committee shall have full and final authority in its absolute discretion:

        (a)     to select the Key Personnel to whom options will be granted;

        (b) to determine the number of shares of Common Stock subject to any option;

        (c)     to determine the time when options will be granted;

        (d) to determine the option price of Common Stock subject to an option, including any repricing thereof;

        (e) to determine the time when each option may be exercised, and the duration of the exercise period;

        (f) to determine whether and to what extent an option is an Incentive Stock Option; provided, however, that Incentive Stock Options may only be granted to employees of the Company or a Subsidiary;

        (g) to prescribe the form of the option agreements governing the options which are granted under the Plan and to set the provisions of such option agreements as the Committee may deem necessary or desirable provided such provisions are not contrary to the terms and conditions of either the Plan or, where the option is an Incentive Stock Option, Section 422 of the Code;

        (h) to adopt, amend and rescind such rules and regulations as, in the Committees opinion, may be advisable in the administration of the Plan; and

        (i) to construe and interpret the Plan, the rules and regulations and the instruments evidencing options granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Any decision made or action taken by the Committee in connection with the administration, interpretation, and implementation of the Plan and of its rules and regulations, shall, to the extent permitted by law, be conclusive and binding upon all Optionees and upon any person claiming under or through such an Optionee. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to the Plan. No member of the Committee shall be liable for the act of any other member.

        5. Persons Eligible for Options. Subject to the restrictions herein contained, options may be granted from time to time in the discretion of the Committee only to Key Personnel designated by the Committee; provided, that any Key Personnel who renounces in writing any right he may have to receive stock options under the Plan shall not be eligible to receive any stock options under the Plan. The Committee may grant more than one option to the same Key
Personnel. Notwithstanding the foregoing, no options may be granted to any executive officer of the Company who either was a CEO during the last completed fiscal year or was one of the four most highly compensated executive officers of the Company at the end of the last completed fiscal year (as such positions are defined in Item 402 of Regulation S-K promulgated by the United States Securities and Exchange Commission), unless and until such time as the stockholders of the Company have approved, adopted and ratified this Plan.

        6. Shares Subject to the Plan. Subject to the provisions of the next succeeding provisions of this Section 6, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be two million four hundred thousand (2,400,000) shares of Common Stock. The maximum number of shares of Common Stock for which options may be granted under the Plan to any one Key Personnel in any one fiscal year of the Company is 150,000, subject to the other provisions of this Section 6. Either treasury or authorized and unissued shares of Common Stock, or both, in such numbers, within the maximum limit of the Plan, as the Committee shall from time to time determine, may be so issued. All shares of Common Stock that are the subject of any lapsed, expired or terminated options may be made available for reoffering under the Plan to any Key Personnel. In addition, any shares of Common Stock that are retained to satisfy an Optionees withholding tax obligations or that are transferred to the Company by an Optionee to satisfy such obligations or to pay all or any portion of the option price in accordance with the terms of the Plan, may be made available for reoffering under the Plan to any Key Personnel. If an option granted under this Plan is exercised, any shares of Common Stock that are the subject thereof shall not thereafter be available for reoffering under the Plan, except in accordance with the preceding sentence.

        In the event that subsequent to the date of adoption of the Plan by the Board, the outstanding shares of Common Stock are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, including without limitation any transaction described in Section 424(a) of the Code, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then (i) there shall automatically be substituted for each share of Common Stock subject to an unexercised option granted under the Plan and each share of Common Stock available for additional grants of options under the Plan the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be divided or exchanged, (ii) the option price per share of Common Stock or unit of securities shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the option shall remain the same as immediately prior to such event, and (iii) the Committee shall make such other adjustments to the securities subject to options, the provisions of the Plan, and option agreements as may be appropriate, equitable and in compliance with the provisions of Section 424(a) of the Code to the extent applicable and any such adjustment shall be final, binding and conclusive as to each Optionee. Any such adjustment shall provide for the elimination of fractional shares.

        7. Option Provisions.

                (a) Option Price. The option price per share of Common Stock that is the subject of an Incentive Stock Option shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date the option is granted; provided, however, that if any Key Personnel to whom an Incentive Stock Option is granted is, at the time of the grant, a Substantial Stockholder, the option price per share of Common Stock shall be determined by the Committee but shall not be less than one hundred ten percent (110%) of the fair market value of a share of Common Stock on the date the option is granted. The option price per share of Common Stock under each option granted pursuant to the Plan that is not an Incentive Stock Option shall be determined by the Committee at the time of grant. Fair market value shall mean, as of any particular date, (i) the average of the high and low sale prices per share of the Common Stock as reported on the principal stock exchange on which the Common Stock is then trading, if any, or, if, applicable, The Nasdaq

Stock Market, on such day, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply because the Common Stock is not then trading on a stock exchange or The Nasdaq Stock Market, the fair market value of a share of Common Stock as determined by the Committee. The day on which the Committee approves the granting of an option shall be deemed for all purposes hereunder the date on which the option is granted, unless another effective date for such grant is specified by the Committee.

                (b) Period of Option. The Committee shall determine when each option is to expire but no option shall be exercisable after ten (10) years have elapsed from the date upon which the option is granted; provided, however, that no Incentive Stock Option granted to a person who is a Substantial Stockholder at the time of the grant of such option shall be exercisable after five (5) years have elapsed from the date upon which the option is granted.

                (c) Transferability of Options. Except as provided in this subsection (c), no option granted under this Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution, and options shall be exercisable during an Optionees lifetime only by the Optionee or, in the event of the Optionees legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the grantee under state law. The Committee may expressly provide in an option agreement or other written form of consent that an Optionee may transfer an option which is not an Incentive Stock Option to his spouse or lineal descendants (Family Members), or a trust for the exclusive benefit of the Optionee and/or Family Members, or a partnership or other entity affiliated with the Optionee that may be approved by the Committee. Subsequent transfers of any such option shall be prohibited except in accordance with the preceding sentence. All terms and conditions of any such option agreement, including provisions relating to the termination of the Optionees employment or service with the Company and its Affiliates, shall continue to apply following a transfer made in accordance with this subsection (c).

                (d) Conditions Governing Exercise of Option. The Committee may, in its absolute discretion, either require that, prior to the exercise of any option granted hereunder, the Optionee shall have been an employee or independent contractor for a specified period of time after the date such option was granted, or make any option granted hereunder immediately exercisable. Each option shall be subject to such additional or different restrictions or conditions with respect to the time and method of exercise as shall be prescribed by the Committee. Upon satisfaction of any such conditions, the option may be exercised in whole or in part at any time during the option period. Options shall be exercised by the Optionee (i) giving written notice to the Company of the Optionees exercise of the option accompanied by full payment of the purchase price either in cash or, with the consent of the Committee (which may be included in the option agreement), in whole or in part in shares of Common Stock, by delivery to the Company of shares of Common Stock that have been already owned by the Optionee for at least six months, having a fair market value on the date the option is exercised equal to that portion of the purchase price for which payment in cash is not made, and (ii) making appropriate arrangements acceptable to the Company (which may be included in the option agreement) with respect to income tax withholding, as required, which arrangements may include, at the absolute discretion of the Committee, in lieu of other withholding arrangements, (a) the Company withholding from issuance to the Optionee such number of shares of Common Stock otherwise issuable upon exercise of the option as the Company and the Optionee may agree for the minimum required withholdings, or (b) the Optionees delivery to the Company of shares of Common Stock having a fair market value on the date the option is exercised equal to that portion of the withholding obligation for which payment in cash is not made. Certain dissolutions or liquidations of the Company or, unless the provisions of the option agreement provide otherwise, mergers or consolidations in which the Company is not the surviving corporation, may, but need not, cause each outstanding option to terminate, provided, that each Optionee may have the right during the period, if and only to the extent prescribed in the option agreement, prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise the then exercisable portion of his or her option in whole or in part without regard to any other limitations contained in the Plan or the option agreement. Additional provisions with respect to acquisitions, mergers, liquidations or dissolutions may be set forth in the option agreement.

                (e) Termination of Employment, Etc. If an Optionee ceases to be an employee and/or outside Director and/or independent contractor of the Company and all Affiliates, then the Committee shall have absolute discretion to establish, in the option agreement or otherwise, the restrictions on the exercisability of options granted hereunder. An Optionees employment shall not be deemed to have terminated while he is on a military, sick or other bona fide approved leave of absence from the Company or an Affiliate as such a leave of absence is described in Section 1.421-7(h) of the Federal Income Tax Regulations or any lawful successor regulations thereto. If the stock option is an Incentive Stock Option, no option agreement shall:

                (i) permit any Optionee to exercise any Incentive Stock Option more than three (3) months after the date the Optionee ceased to be employed by the Company and all Subsidiaries if the reason for the Optionees cessation of employment was other than his death or his disability (as such term is defined by Section 22(c)(3) of the Code); or

                (ii) permit any Optionee to exercise any Incentive Stock Option more than one (1) year after the date the Optionee ceased to be employed by the Company and all Subsidiaries if the reason for the Optionees cessation of employment was the Optionees disability (as such term is defined by Section 22(c)(3) of the Code); or

                (iii) permit any person to exercise any Incentive Stock Option more than one (1) year after the date the Optionee ceased to be employed by the Company and all Subsidiaries if either (A) the reason for the Optionees cessation of employment was his death or (B) the Optionee died within three (3) months after ceasing to be employed by the Company and all Subsidiaries;

provided, however, unless the option agreement contains differing provisions with respect to the vesting and exercisability of options upon a termination without cause, which provisions shall supercede the provisions contained herein, if an Optionees cessation of employment (for reason other than death or disability) was by reason of a termination without cause, as such term shall be defined in the option agreement, then that portion of any option granted to the Optionee that is exercisable on the date of such termination, may remain exercisable for a one hundred eighty (180) day period commencing on the date of such termination without cause and that portion of any option granted to the Optionee that is not exercisable on the date of such termination, shall become immediately exercisable and may remain exercisable for a one-hundred eighty
(180) day period commencing on the date of such termination; and provided, however, to the extent that an option agreement does not supercede the provisions contained in this Section 7(e) and permits exercise of an option within ninety (90) or more days following the commencement of a termination without cause, any option that is an Incentive Stock Option must be exercised in full within ninety (90) days after the commencement of the termination without cause or such Option will no longer qualify as an Incentive Stock Option and shall thereafter be, and receive the tax treatment applicable to, a non-qualified stock option. If any option is by terms of the option agreement exercisable following the Optionees death, then such option shall be exercisable by the Optionees estate, or the person designated in the Optionees Last Will and Testament, or the person to whom the option was transferred by the applicable laws of descent and distribution or by approval of the Committee.


                (f) Termination of Stock Options Under Certain Circumstances. The Committee may cancel any unexpired stock options at any time if the Optionee is not in compliance with all applicable provisions of this Plan or with any stock option agreement entered into pursuant to this Plan, or if the Optionee, without the prior written consent of the Company, engages in any of the following activities: (i) renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company or an Affiliate, or (ii) discloses to anyone outside of the Company and the Affiliates, or uses for any purpose other than the business of the Company or an Affiliate, any confidential information or material relating to the Company or an Affiliate, whether acquired by the Optionee during or after employment with the Company or an Affiliate, in a fashion or with a result that the Committee, in its judgment, deems is or may be injurious to the best interests of the Company or an Affiliate. The Committee may, in its discretion and as a condition to the exercise of a stock option, require an Optionee to acknowledge in writing that he is in compliance with all applicable provisions of this Plan and any stock option agreement entered into in connection with this Plan and has not engaged in any activities referred to in clauses (i) and (ii) of this Section 7(f). (g) Limitations on Grant of Incentive Stock Options. In no event may Incentive Stock Options be granted hereunder to any person other than an employee of the Company or an Affiliate. In respect of any individual Optionee, the aggregate fair market value of the shares of Common Stock (determined as of the date the respective Incentive Stock Options were granted) that are subject to Incentive Stock Options that first become exercisable during any particular calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

Options that are not Incentive Stock Options shall not be subject to the limitations described in the preceding sentence and shall not be counted when applying such limitation.

                (h) Prohibition of Alternative Options. It is intended that Key Personnel who are employees may be granted, simultaneously or from time to time, Incentive Stock Options or other stock options, but no eligible Key Personnel shall be granted alternative rights in Incentive Stock Options and other stock options so as to prevent options granted as Incentive Stock Options from qualifying as such within the meaning of Section 422 of the Code.

               (i) Waiver by Committee of Conditions Governing Exercise of Option. The Committee may, in its sole discretion, waive, alter or amend any restrictions or conditions set forth in an option agreement concerning an Optionees right to exercise any option and/or the time and method of exercise.
8. Amendments to the Plan. The Committee is authorized to interpret the Plan and from time to time adopt any rules and regulations for carrying out the Plan that it may deem advisable. Subject to the approval of the Board, the Committee may at any time amend, modify, suspend or terminate the Plan. In no event, however, without the approval of the Company's stockholders, shall any action of the Committee or the Board result in:

                (a)     amending,   modifying   or  altering   the   eligibility
                        requirements provided in Section 5 hereof; or

                (b) increasing or decreasing, except as provided in Section 6 hereof, the maximum number of shares for which options may be granted; or

                (c) decreasing the minimum option price per share at which options may be granted under the Plan, as provided in
                        Section 7(a) hereof; or

                (d) extending the date on which the Plan shall terminate as provided in Section 11 hereof; or

                (e)     changing the requirements relating to the Committee;

except as necessary to conform the Plan and/or the option agreements to changes in the Code or other governing law. No option may be granted during any suspension of this Plan or after this Plan has terminated and no amendment, suspension or termination shall, without the Optionees consent, alter or impair any of the rights or obligations under an option theretofore granted to such Optionee under this Plan.

        9. Investment Representation, Approvals and Listing. The Committee may condition its grant of any option hereunder (or any transfer allowed in its discretion) upon receipt of an investment representation from the Optionee, which shall be substantially similar to the following:

                "Optionee agrees that any shares of Common Stock of Elcom International, Inc. that may be acquired by virtue of the exercise of this option shall be acquired for investment purposes only and not with a view to distribution or resale; provided, however, that this restriction shall become inoperative in the event the shares of Common Stock of Elcom International, Inc. that are subject to this option shall be registered under the Securities Act of 1933, as amended, for issuance to the Optionee or in the event there is presented to Elcom International, Inc. an opinion of counsel or other evidence, in either case, satisfactory to Elcom International, Inc. and/or its counsel to the effect that the offer and sale of the shares of Common Stock of Elcom International, Inc. that are subject to this option may lawfully be made without registration under the Securities Act of 1933, as amended."

The Company shall not be required to issue any certificates for shares of Common Stock upon the exercise of an option granted under the Plan prior to (i) obtaining any approval from any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange or The Nasdaq Stock Market on which the shares of Common Stock may be listed, (iii) completion of any registration or other qualification of the shares of Common Stock under any state or federal law or ruling or regulations of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable, or the determination by the Committee, in its sole discretion, that any registration or other qualification of the shares of Common Stock is not necessary or advisable, and
(iv) obtaining an investment representation from the Optionee in the form set forth above or in such other form as the Committee, in its sole discretion, shall determine to be adequate.

        10. General Provisions.

                (a) Option Agreements Need Not Be Identical. The form and substance of option agreements, whether granted at the same or different times, need not be identical.

                (b) No Right To Be Employed, Etc. Nothing in the Plan or in any option agreement shall confer upon any Optionee any right to continue in the employ of the Company or an Affiliate, or to serve as a member of the Board or as an independent contractor, or to be entitled to receive any remuneration or benefits not set forth in the Plan or such option agreement, or to interfere with or limit either the right of the Company or an Affiliate to terminate the employment of, or independent contractor relationship with, such Optionee at any time or the right of the stockholders of the Company to remove him as a member of the Board with or without cause.

                (c) Optionee Does Not Have Rights Of Stockholder. Nothing contained in the Plan or in any option agreement shall be construed as entitling any Optionee to any rights of a stockholder as a result of the grant of an option until such time as shares of Common Stock are actually issued to such Optionee pursuant to the exercise of an option.

                (d) Successors In Interest. The Plan shall be binding upon the successors and assigns of the Company.

                (e) No Liability Upon Distribution of Shares. The liability of the Company under the Plan and any distribution of shares of Common Stock made hereunder is limited to the obligations set forth herein with respect to such distribution and no term or provision of the Plan shall be construed to impose any liability on the Company or the Committee in favor of any person with respect to any loss, cost or expense which the person may incur in connection with or arising out of any transaction in connection with the Plan, including, but not limited to, any liability to any Federal, state or local tax authority and/or any securities regulatory authority.

                (f) Taxes. Appropriate provisions shall be made for all taxes required to be withheld and/or paid in connection with the options or the exercise thereof, and the transfer of Common Stock pursuant thereto, under the applicable laws or other regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign.

                (g) Use of Proceeds. The cash proceeds received by the Company from the issuance of shares of Common Stock pursuant to the Plan will be used for general corporate purposes, or in such other manner as the Board deems appropriate.

                (h) Expenses. The expenses of administering the Plan shall be borne by the Company.

                (i) Captions. The captions and section numbers appearing in the Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

                (j) Number. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

                (k) Gender. The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

        11. Termination of the Plan. The Plan shall terminate at the close of business on November 10, 2010, and thereafter no options shall be granted under the Plan. All options outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms of the option agreements governing such options and the terms and conditions of the Plan.

        12. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware and any applicable federal law.

        13. Venue. The venue of any claim brought hereunder by an Optionee shall be Boston, Massachusetts.

        14. Changes in Governing Rules and Regulations. All references herein to the Code or sections thereof, or to rules and regulations of the Department of Treasury or of the Securities and Exchange Commission, shall mean and include the Code sections thereof and such rules and regulations as are now in effect or as they may be subsequently amended, modified, substituted or superseded.

                                                                       Exhibit B

                       CHARTER OF THE AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS
                          OF ELCOM INTERNATIONAL, INC.

Organization

The Audit Committee (the Committee) of the Board of Directors of Elcom International, Inc. (the Company) shall be comprised of a minimum of two directors up to June 1, 2001, whereupon the Committee shall be comprised of a minimum of three directors thereafter. Except as provided below, each director shall be an independent director, as such term is defined by the National Association of Securities Dealers, Inc. (an Independent Director). Notwithstanding the foregoing, one director who is not an Independent Director and is not a current employee or an immediate family member of an executive officer of the Company, may be appointed to the Committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its stockholders. Each member of the Committee shall be able to read and understand fundamental financial statements or will become able to do so within a reasonable period of time after appointment to the Committee. The Committee shall include at least one member that has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individuals financial sophistication.

Statement of Policy

The Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors (if any), and the financial management of the Company.

Responsibilities

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to facilitate corporate accounting and reporting practices of the Company that are in accordance with all applicable requirements and that are of the highest quality.

In carrying out these responsibilities, the Committee will:

- Obtain the full Board of Directors approval of this Charter and review and reassess the adequacy of this Charter as conditions dictate (at least annually).

- Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its subsidiaries.

- Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Committee, as the shareholders representatives, who have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor.

-       Review  and  concur  with  managements  appointment,   termination,   or
        replacement of the director of internal audit, if any.

- Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

- Review with the independent auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

- Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

- Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

- Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The chair of the Committee may represent the entire Committee for purposes of this review.

- Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

- Provide sufficient opportunity for the independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

- Report the results of the annual audit to the Board of Directors. If requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors questions (or alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

- On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to oversee the continuing independence of the auditors.

-       Submit the minutes of all meetings of the  Committee  to, or discuss the
        matters   discussed  at  each  Committee  meeting  with,  the  Board  of
        Directors.

- Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

- Review the Committees report, containing the information required to be stated therein by rules of the Securities and Exchange Commission, to be set forth in the proxy statement for the

        Company's annual meeting of stockholders, and review other Company disclosure relating to the Committee required to be set forth in such proxy statements. This Charter shall be filed as an exhibit to the proxy statement at least once every three years.

                                     PROXY


                           ELCOM INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the 2001
                  Annual Meeting of Stockholders, May 10, 2001

     The undersigned hereby constitutes and appoints Robert J. Crowell and Peter
A. Rendall, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent and vote all of the shares of Common Stock, $.01 par value per share, of Elcom International, Inc. held of record as of the close of business on March 19, 2001 by the undersigned at the Annual Meeting of Stockholders of Elcom International, Inc. to be held at the Occasions Banquet Facility, 1369 Providence Highway, Norwood, Massachusetts at 10:00 a.m. (E.D.T.) on May 10, 2001, and at any adjournment or postponement thereof, on all matters coming before said meeting.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

     This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon any other matters that may properly come before the meeting. If no direction is made, this proxy will be voted FOR fixing the size of the Board of Directors at six and election of the nominees as Directors; and FOR the ratification, approval and adoption of The 2001 Stock Option Plan of Elcom International, Inc., as amended and restated. SEE REVERSE SIDE

          CONTINUED AND TO BE SIGNED ON REVERSE SIDE - SEE REVERSE SIDE

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

The Board of Directors recommends a vote FOR fixing the size of the Board of Directors at six and the election of the nominees for Directors, and FOR ratification, approval and adoption of The 2001 Stock Option Plan of Elcom International, Inc., as amended and restated.

1. ELECTION OF DIRECTORS - To fix the size of the Board of Directors at six and to elect the Directors of the class whose term of office will otherwise expire in 2001 for a three-year term ending at the Annual Meeting of Stockholders in 2004. Nominees for Directors: Class III: Robert J. Crowell, William W. Smith


           FOR                                          WITHHELD
           NOMINEES                                     FROM NOMINEES
  ---------                                    ---------

2. RATIFICATION, APPROVAL AND ADOPTION OF THE 2001 STOCK OPTION PLAN OF ELCOM INTERNATIONAL, INC., AS AMENDED AND RESTATED.




           FOR                   AGAINST                ABSTAIN
  ---------             ---------              ---------


3. IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.



           MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
                                                      ---------








Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:                Date:         Signature:                Date:
          ---------------       -------           ---------------      --------